March 19, 1998


Ms. Judith Boynton
1200 North Lake Shore Drive
Apartment 602
Chicago, IL  60610

Dear Judith:

We are delighted to offer you a position as Executive Vice President and Chief Financial Officer with Polaroid Corporation with an anticipated start date of April 13, 1998. This letter will serve to confirm our agreements and the arrangements under which you will be joining us.

You will report to me, the Chairman and Chief Executive Officer, and your starting salary will be $350,000 per year ($29,166 per month, paid bi-weekly). Additional terms and conditions of the offer are set forth below:

Sign-On Bonus. You will receive $100,000 as a sign-on bonus. This bonus will be paid upon commencement of your employment.

Executive Bonus. You will be entitled to participate in the Company's annual bonus program for executives as it may exist from time to time. For 1998, you will be immediately enrolled in the Polaroid Incentive Plan for Executives. This plan pays a percentage of salary as a bonus opportunity target if the Company achieves its financial plan. Your bonus opportunity target will be 55% of your earnings based on 100% attainment of the financial plan. Your bonus for the year 1998, payable in February 1999, will be guaranteed at a minimum $125,000.

Long Term Incentives. You will be a participant in the Company's long term incentive program, as it may exist from time to time. Currently, the Company's long term incentives are provided in three parts, as follows, and are subject to the terms of separate agreements.

I. Stock Options. For 1998 you will receive a Signing Grant of 15,000 stock options. You also receive annual grants, which for 1998 will be a total of 20,000 options. These Grants will be priced as of your date of hire. Attachment A is a sample of an agreement.

II. Restricted Stock. You will receive 10,000 shares of restricted stock that will vest at the rate of 2,500 shares per year as long as you remain employed by Polaroid.

III. Performance Share Awards. For the three years commencing in 1998 you will receive a Performance Award of 4,000 shares a year at target based upon sales growth criteria and Return on Net Assets (RONA) which must be achieved by the year 2000. The value of the award depends on the price of Common Stock at the time of the Award and the ability to meet the performance

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Judith Boynton
March 19, 1998

         factors set forth in the Award. It is anticipated that a new three-year Performance Share Grant will be awarded each year as part of our long-term executive compensation program. Attachment B is a sample of an agreement.

Retirement Plans. You are immediately eligible to make 401(K) and voluntary after-tax contributions through our Polaroid Retirement Savings Plan. The Company also contributes three percent (3%) of your base pay to the 3% Retirement Savings Fund. You will be able to invest these contributions in any of the fifteen investment choices in the Plan. The Company will also contribute semi-annually five percent (5%) of your base pay into the ESOP Stock Fund. These ESOP stock contributions are eligible for diversification when you are age 55 and have participated in the Plan for at least ten years. All contributions made to your account are immediately vested.

You are also eligible to participate in the Polaroid Pension Plan, which is a cash balance plan with a five-year vesting period. Initially, the Company will contribute four and one-half percent (4.5%) of your base pay and annual bonus into the pension plan on your behalf. Amounts contributed in excess of the statutory limits are placed in the supplemental executive retirement plan.

In addition to the pension benefit set forth above, the Company shall

I. provide a retirement crediting rate equal to three years of credited benefit accrual for each year of credited benefit accrual earned, for a period of up to seven years;

II.     an opening account balance equal to $350,000; and

III. vest the Retirement Benefit and enhancements set forth in this Agreement upon completion of three (3) years of credited vested service.

This additional benefit is designed to produce an annuity value approximately equal to a projected pension benefit from your current employer. Attachment C provides a estimated summary. This benefit shall be provided through a supplemental retirement benefit plan.

Polaroid also offers a non-qualified elective deferred compensation plan. This plan allows you to defer up to fifty percent (50%) of your base salary or annual bonus until a specific date or until you terminate. More material will be provided when you join the Company.

Vacation and Benefits. You will be entitled to four (4) weeks vacation annually, which will be administered under the guidelines of our vacation policy.

You will participate, of course, in all other health, medical, dental, life and disability benefit programs and receive employment perquisites on a basis consistent with other Polaroid Executive Officers. Information regarding your health and welfare benefits will be mailed to you by Fidelity Institutional Retirement Services, Inc., our administrator for health and welfare benefits. This package will contain information, forms and instructions to assist you in making your benefits decisions. You will have thirty (30) days from your date of hire to make your benefit decisions. It is strongly recommended that you decide as soon as possible after receiving the package. You will, however, have coverage from your date of hire in Major Medical, our default plan, until you make your elections. If you do not make your elections within 30 days of your hire date, you will remain in the default plan until our annual open enrollment period. In order to ensure coverage from your date of hire, we need to know if you are choosing Individual, Family or no coverage, your date of birth and your spouse's date of birth.

Relocation. You are eligible for our Officer Relocation Assistance Package. Reasonable and customary expenses incurred in your family's relocation to the Boston area will be paid, including temporary living

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Judith Boynton
March 19, 1998

expenses. Attachment D is a summary of this policy. We will also pay you one month's salary ($29,166) as a settling-in allowance after your move.

Change in Control. You will be provided with a Change in Control Agreement. Attachment E is a sample of this agreement.

Termination of Employment. If a Change in Control has not occurred and your employment is terminated by Polaroid for any reason other than Cause (as defined in the Change in Control Agreement), or at your initiative within twenty-four
(24) months of your hiring date due to a reassignment by Polaroid to a position of significantly lesser responsibility or relocation outside of the Boston metropolitan area without your consent, you will receive a lump sum severance payment of twenty-four (24) months' pay upon the signing of a full and complete release of claims. This severance payment will be based upon your monthly base pay rate on the Termination Date. Additionally, the Company will provide medical, dental and life insurance coverage for two (2) years at current employee group rates.

Notwithstanding the forgoing, if your employment is terminated for Cause, you will not be entitled to receive such severance and all long term incentive awards shall be forfeited.

Ownership Guidelines. The Company believes strongly that its officers and executives should be shareholders of Polaroid Corporation. Similar to other Senior Officers, you will be expected to accumulate and hold three (3) times your annual base pay in Polaroid Common stock within five years of your date of hire. Common Stock acquired through the Company's executive stock ownership plan and other benefit or incentive plans will be counted toward meeting this goal.

Non-Competition. During the period in which you are employed by the Company or any of its Subsidiaries and for a period of not less than twelve (12) months following a termination of employment, you shall not engage in any activity or become associated with any entity or venture, whether as a principal, partner, executive, consultant, shareholder, director (other than as a holder of not in excess of one percent (1%) of the outstanding voting shares of any publicly traded company) or otherwise, that is in competition in any geographic area with the business of the Company in which it is actively engaged on your Termination Date nor any entity with which you have been actively engaged in negotiations. The intent of this section is not to prevent you from working, but to protect the Company and give the Company the opportunity to evaluate situations in certain potentially sensitive areas. Accordingly, the foregoing limitation on your activities shall not apply to the extent the Company consents to such activities. The Company agrees to provide a written response within thirty (30) days of your written request to engage in such activity.

Non-Solicitation Of Customers. During the period in which you are employed by the Company or any of its Subsidiaries and for a period of not less than twelve
(12) months following a termination of your employment, you shall not solicit customers of the Company.

Confidentiality. Without the prior written consent of the Company, except to the extent required by an order of a court having competent jurisdiction or under subpoena from an appropriate government agency, you shall comply with the Confidentiality Agreement you execute when you are hired and shall not disclose any trade secrets, customer lists, drawings, designs, information regarding product development, marketing plans, sales plans, manufacturing plans, management organization information (including data and other information relating to members of the Board and management), operating policies or manuals, business plans, financial records or other financial, commercial, business or technical information relating to the Company or information designated as confidential or proprietary that the Company may receive belonging to suppliers, customers or others who do business with any of its subsidiaries (collectively, "Confidential Information") to any third person unless such Confidential Information has been previously disclosed to the

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Judith Boynton
March 19, 1998

public by the Company; is in the public domain (other than by reason of your breach of this Agreement); or has been disclosed to you prior to the date hereof from sources not breaching any agreement with the Company.

Company Property. Promptly following your termination of employment, you shall return to the Company all property of the Company and all copies of confidential information in your possession or under your control.

Non-Solicitation Of Executives. During the period in which you are employed by Polaroid and any of its Subsidiaries and for a period of not less than twelve
(12) months following a termination of your employment, you shall not directly or indirectly induce any executive of the Company, specifically employees under your direct supervision, to terminate employment with such entity and shall not directly or indirectly, either individually or as owner, agent, consultant, director, officer, shareholder or otherwise, employ or offer employment to any person who is employed by the Company.

Company Policies and Dispute Resolution. You recognize and agree that you shall be bound by all written policies established by the Company and by any written personnel manual or written policy statement even though such policy may be unilaterally amended, terminated or modified at the sole discretion of the Company. You further agree that should any dispute arise under the terms of this offer, or in any manner directly or indirectly resulting from your employment with the Company, to resolve your dispute by first exhausting any applicable internal remedies. If a dispute should remain, you agree to submit your claim to binding arbitration pursuant to the rules of the American Arbitration Association. Such action will take place in the Commonwealth Massachusetts.

Physical Examination. Maintaining a safe and healthy work environment is an important priority at Polaroid. Because it is Company policy not to hire applicants who use unauthorized controlled substances or illegal drugs, a drug screening test is required. After you are on board, we will schedule a physical examination for you with Polaroid's Medical Department.

Judith, we are extremely impressed with you personally and professionally and feel confident that you will be a valuable addition to Polaroid Corporation.

Sincerely,



Gary T. DiCamillo
Gary T. DiCamillo

Enclosures:       Attachments (A, B, C, D, E)



I have accepted the terms and conditions as outlined in this letter.





Judith  Boynton                                     March 31, 1998
---------------------------------                   ----------------------------
Judith Boynton                                      Date

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